Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 5, 2004)           Registration No. 333-118922



                         ADVANCED MEDICAL OPTICS, INC.

                                 $350,000,000

             2.50% Convertible Senior Subordinated Notes due 2024
                                      and
         Shares of Common Stock Issuable Upon Conversion of the Notes

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         This prospectus supplement supplements the prospectus dated October 5, 2004, as supplemented by prospectus supplements dated October 19, 2004, November 4, 2004, November 10, 2004, December 13, 2004, January 11, 2005, February 7, 2005, March 18, 2005, April 20, 2005, May 24, 2005, July 28, 2005,
October 14, 2005 and November 16, 2005 relating to the resale by certain of our securityholders of up to $350,000,000 aggregate principal amount at maturity of our 2.50% Convertible Senior Subordinated Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         Effective December 15, 2004, as permitted by the indenture governing the notes, we made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of common stock, in each case, calculated as set forth in the indenture.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:


                                                         Percentage        Number of
                                           Aggregate      of Aggregate     Shares of    Percentage
                                           Principal       Principal        Common       of Common
                                           Amount of      Amount             Stock         Stock
                                        Notes That May   of Notes         That May Be   Outstanding
Name of Selling Securityholder              Be Sold       Outstanding       Sold(1)        (1)
--------------------------------------- ---------------- --------------- -------------- ------------
The City of Southfield Fire & Police
    Retirement System c/o SSI
    Investment Management, Inc. (2)             $10,000               *            (1)          (1)
The Estate of James Campbell CH c/o
    SSI Investment Management, Inc.
    (2)..............................           $13,000               *            (1)          (1)
The Estate of James Campbell EST2 c/o
    SSI Investment Management, Inc.
    (2) (3)..........................          $228,000               *            (1)          (1)

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*        Represents less than 1%.

(1) As a result of our irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, on conversion, each holder will receive (A) a cash amount equal to the aggregate principal amount of the notes to be converted, and (B) a number of shares of common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate then in effect minus (b) $1,000 divided by the applicable stock price (as defined in the prospectus and the indenture). The initial conversion rate of the notes is 19.9045 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment as described in the prospectus and the indenture.

(2) The investment manager for this selling securityholder is SSI Investment Management, Inc. ("SSI"). John Gottfurcht, George Douglas and Amy Jo Gottfurcht are shareholders of SSI and have dispositive power over the notes and voting and dispositive power over the common stock underlying the notes held by this selling securityholder. Messrs. Gottfurcht and Douglas and Ms. Gottfurcht disclaim beneficial ownership of the notes and the shares of common stock underlying the notes held by this selling securityholder.

(3) Includes $200,000 aggregate principal amount of notes previously reflected in the prospectus supplement dated February 7, 2005, plus an additional $28,000 aggregate principal amount of notes subsequently acquired by such selling securityholder.

         Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the "Risk Factors" section of the accompanying prospectus beginning on page 13.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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          The date of this prospectus supplement is December 7, 2005